EXHIBIT 99.1

FINAL

SPARK NETWORKS® REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

Spark Delivers Triple Digit Growth in Net Income and 46% Increase in

Adjusted EBITDA1 Fueled by Improvements in Operating Effectiveness

BEVERLY HILLS, Calif., August 2, 2007- Spark Networks, Inc. (AMEX:LOV), a leading provider of online personals services, today reported financial results for the second quarter and six months ended June 30, 2007.

Second Quarter and Recent Highlights

•	533% Increase in Net Income to $2.1 Million or $0.07 per Share

•	46% Increase in Adjusted EBITDA to $3.8 Million

•	177% Increase in Cash Flow from Operations to $3.6 Million

•	Greg Franchina Appointed Chief Information Officer

•	U.S. Reorganization and Delisting from the Frankfurt Exchange Completed; U.K. Restrictions on Share Repurchase Program Lifted

•	Tom Stockham Appointed to Board of Directors; Adam Berger Replaces David Siminoff as Chairman of the Board

“During the quarter we significantly enhanced our operational efficiency. We brought in new talent and reallocated responsibilities to better focus on product innovation and marketing and further strengthen our core brands. We made real progress on our products, pricing and marketing and are witnessing results,” stated Adam Berger, Chief Executive Officer of Spark Networks, Inc.

“Contribution2 for the second quarter grew 6% versus last year and 11% sequentially achieving a 67% contribution margin as our marketing team became more proficient and our marketing efforts were more targeted. Our improved marketing efficiency combined with better expense management increased adjusted EBITDA by 46% and cash flow from operations by 177%. This is solid progress.”

“Though revenue growth remains a priority, contribution and adjusted EBITDA are important measures of our performance. We believe there is additional room for us to improve operating effectiveness and achieve the right balance of revenue growth and contribution margin.”

Berger continued, “In July, we completed our Scheme of Arrangement. In addition to lifting certain U.K. restrictions on our share repurchase program and a significant costs savings previously estimated at an annual rate of $600,000, we believe the Scheme, with the outcome of being a U.S. corporation, will open up additional financing avenues not previously available to us and allow us more options to consider various acquisitions and financing alternatives in order to pursue our long-term growth strategy.”

“I am also pleased to announce the recent addition of Tom Stockham to our Board. His experience related to our existing and potential business, including local advertising and social networking, is an asset to the Company and its investors,” Berger said. “In addition, I want to thank my predecessor, David Siminoff, whom I have replaced as Chairman of the Board. David led the Company through a challenging transformation, and we will miss him on the Board.”

Financial Results

Reported revenue for the second quarter of 2007 was $16.6 million, a decrease of 4% compared to $17.3 million in the second quarter of 2006. Revenue for the six months was $33.4 million, a decrease of 2% compared to $34.1 million for the same period last year.

Contribution for the second quarter of 2007 was $11.2 million, an increase of 6% compared to $10.5 million for the second quarter of 2006. Contribution for the six months was $21.2 million, a decrease of 2% compared to $21.7 million for the same period last year.

Net income for the second quarter of 2007 was $2.1 million, or $0.07 per share, compared $328,000, or $0.01 per share, for the second quarter of 2006. Net income for the six months was $107,000, or less than one cent per share, compared to $1.0 million, or $0.03 per share, for the same period last year. Contributing to the decrease in net income for the six month period was an impairment expense of approximately $1.9 million, related to the impairment of the book carrying value of goodwill under FAS 142 related to AmericanSingles® and $1.1 million in share-based compensation expense related to the acceleration of vesting and extension of the exercise period of options for our former CEO and Chairman of the Board, in connection with his resignation as CEO of the Company.

Adjusted EBITDA for the second quarter of 2006 was $3.8 million, an increase of 46% compared to $2.6 million for the second quarter of 2006. Adjusted EBITDA for the six months was $6.3 million, an increase of 10% compared to $5.8 million during the same period in 2006. Excluding expenses associated with the Company’s Scheme of Arrangement and its’ first year implementation of Sarbanes Oxley compliance, adjusted EBITDA for the three and six months was $4.5 million and $7.6 million, respectively. The Company also reported that it expects to incur costs of approximately $750,000 during the third quarter of 2007 representing the remainder of costs associated with its Scheme of Arrangement. See the attached Consolidated Statement of Operations for a reconciliation of EBITDA and adjusted EBITDA to net income.

Average paying subscribers3 for the Company, as a whole, in the second quarter of 2007 were 220,294, a decrease of 8% compared to 239,365 for the second quarter of 2006. Average paying subscribers for the six months were 225,802, a decrease of 4% compared to 235,002 for the same period last year.

Segment Reporting4

The Company reported second quarter 2007 revenue for its JDate® segment of $7.0 million compared to $7.0 million for the second quarter of 2006. JDate revenue for the six months was $14.3 million, an increase of 2% compared to $14.0 million for the same period last year.

The Company reported second quarter 2007 revenue for its AmericanSingles segment of $3.6 million, a decrease of 40% compared to $6.0 million for the second quarter of 2006. AmericanSingles revenue for the six months was $7.9 million, a decrease of 36% compared to $12.3 million for the same period last year. The expected decrease in revenue for AmericanSingles is largely attributable to a 24% decrease in the AmericanSingles marketing spend in first half of 2007 compared to the first half of 2006.

The Company reported second quarter 2007 revenue for its Other Businesses segment of $6.0 million, an increase of 38% compared to $4.3 million for the second quarter of 2006. The increase is partly attributable to the acquisition of HurryDate in February 2007 and a notable increase in revenue from advertising sales during the second quarter. Other Businesses revenue for the six months was $11.3 million, an increase of 45% compared to $7.8 million for the same period last year.

Average paying subscribers for the Company’s JDate segment were 72,185 during the second quarter of 2007, a decrease of 4%, compared to 75,089 for the second quarter of 2006. Average paying subscribers for the six months were 73,698, a decrease of 2% compared to 75,202 for the same period last year.

Average paying subscribers for the Company’s AmericanSingles segment were 51,518 during the second quarter of 2007, a decrease of 43% compared to 89,980 for the second quarter of 2006. Average paying subscribers for the six months were 56,568, a decrease of 37% compared to 90,151 for the same period last year.

Average paying subscribers for the Company’s Other Businesses segment were 96,591 during the second quarter of 2007, an increase of 30% compared to 74,296 from the second quarter of 2006. Average paying subscribers for the six months were 95,536, an increase of 37% compared to 69,649 for the same period last year.

Balance Sheet, Cash, Debt

As of June 30, 2007, the Company had a cash and marketable securities position of $21.2 million compared to $20.6 million at December 31, 2006. Cash flow from operations for the second quarter of 2007 was $3.6 million, an increase of 177% compared to $1.3 million during the second quarter of 2006. Cash flow from operations for the six months was $6.5 million, an increase of 16% compared to cash flow from operations of $5.6 million in the first half of 2006. As of June 30, 2007, the Company has accumulated over $40.0 million of net operating losses (NOLs) to offset future income taxes. During the quarter, the Company purchased approximately 248,000 shares for $1.5 million in the open market under its share repurchase program. In addition, the Company made installment payments of $450,000 in respect of the previous acquisitions of LDSSingles™ and HurryDate®.

Subsequent Events

Upon completion of the Company’s Scheme of Arrangement, effective July 9, 2007, certain U.K. restrictions on its open market share repurchase program have been lifted. Upon the opening of the next trading window, the Company intends to authorize the purchase of up to two million shares, or the full amount approved by shareholders in November 2006. As of August 1, 2007, the Company has purchased 774,408 shares. As a result of the lifting of U.K. restrictions, the Company will be able to purchase an additional 1,225,592 shares subject to all of the restrictions set forth in rule 10b-18.

The Company also announced today, Tom Stockham has been appointed a director by the Company’s Board of Directors, effective August 1st. In addition, Adam Berger has replaced David Siminoff as Chairman of the Board. Mr. Siminoff voluntarily resigned from the Board, effective July 31st, citing plans to focus on new business endeavors.

Investor Conference Call

The Company will discuss its financial results during a live teleconference today at 1:30 p.m. Pacific time.

Call Title:	Spark Networks Q2 ‘07 Financial Results
Toll-Free (United States):	+1 866-226-1798
International:	+1 416-641-6132
Confirmation #:	3230285

One-Week Replay
Toll-Free (United States):	+1-800-408-3053
International:	+1-416-695-5800

In addition, the Company will host a webcast of the call which will be accessible in the Investor Relations section of the Company’s website under “Conference Calls and Presentations” at: http://www.spark.net/investor.htm.

Safe Harbor Statement:

This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “intends,” “goal,” “objective,” “seek,” “attempt,” or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: attract members; convert members into paying subscribers and retain our paying subscribers; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes; maintain the strength of our existing brands and maintain and enhance those brands and our dependence upon the telecommunications infrastructure and our networking hardware and software infrastructure; identify and consummate strategic acquisitions and integrate acquired companies or assets; obtain financing on acceptable terms; and successfully implement our current long-term growth strategy. For a discussion of these and further risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

About Spark Network, Inc.:

The Spark Networks portfolio of consumer websites includes, among others, JDate.com (www.jdate.com), AmericanSingles.com (www.americansingles.com), BlackSingles.com® (www.blacksingles.com) and ChristianMingle®.com.

For More Information

Investors:	Mark Thompson
+ 1-323-658-3000 ext. 4015
mthompson@spark.net

Media:	Gail Laguna
+ 1-323-658-3000 ext. 4402
glaguna@spark.net

[1]

“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation, amortization, share-based compensation and impairment of long-lived assets. Adjusted EBITDA should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as adjusted EBITDA is not defined by GAAP. However, the Company regards adjusted EBITDA as a complement to net income and other GAAP financial performance measures, including an indirect measure of operating cash flow. As such, management believes that the investment community finds it to be a useful tool to perform meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations.

[2]	“Contribution” is defined as revenue less direct marketing and “Contribution Margin” is defined as contribution divided by revenue.

[3]

Paying subscribers are defined as individuals who have paid a monthly fee for access to communication and website features beyond those provided to our members. Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period.

[4]

In accordance with Financial Accounting Standard No. 131, the Company’s financial reporting includes detailed data on three separate operating segments. The JDate segment consists of the Company’s JDate.com website and its co-branded websites. The AmericanSingles segment consists of the Company’s AmericanSingles.com website and its co-branded and private label websites. The Other Businesses segment consists of all of the Company’s other websites and businesses.

(Consolidated financial statements to follow)

SPARK NETWORKS plc

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30, 2007	December 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalent	$20,977	$20,412
Marketable securities	197	196
Restricted cash	1,996	2,070
Accounts receivable, net of allowance of $50 and $0 for June 30, 2007 and December 31, 2006	968	1,200
Deferred tax asset – current portion	239	219
Prepaid expenses and other	1,825	1,509

Total current assets	26,202	25,606
Property and equipment, net	1,451	2,306
Goodwill, net	17,771	19,236
Intangible assets, net	5,471	4,406
Deposits and other assets	95	72

Total assets	$50,990	$51,626

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,435	$1,487
Accrued liabilities	4,632	4,985
Deferred revenue	4,263	4,051
Notes payable – current portion	908	1,314
Current portion of obligations under capital leases	—	43

Total current liabilities	11,238	11,880
Deferred tax liabilities	1,851	1,782
Obligations under capital leases	—	59

Total liabilities	13,089	13,721
Shares subject to rescission	5,492	8,079
Commitments and contingencies	—	—
Shareholders’ equity:
Authorized capital £800,000 divided into 80,000,000 ordinary shares of 1p each; issued and outstanding 30,579,900 shares as of June 30, 2007 and 30,941,465 shares as of December 31, 2006, at a stated value of:	504	517
Additional paid-in-capital	70,102	67,571
Accumulated other comprehensive income	206	248
Accumulated deficit	(38,403)	(38,510)

Total shareholders’ equity	32,409	29,826

Total liabilities and shareholders’ equity	$50,990	$51,626

SPARK NETWORKS plc

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net revenues	$16,616	$17,305	$33,436	$34,110
Direct marketing expenses	5,444	6,790	12,201	12,447

Contribution	11,172	10,515	21,235	21,663
Operating expenses:
Indirect marketing (including share-based compensation of $13, $13, $23, and $26)	388	256	715	622
Customer service (including share-based compensation of $20, $24, $39, and $47)	859	898	1,788	1,806
Technical operations (including share-based compensation of $188, $202, $367, and $376)	1,477	2,207	2,901	4,437
Product development (including share-based compensation of $90, $121, $178, and $239)	672	968	1,478	1,813
General and administrative (including share-based compensation of $652, $701, $2,415, and $1,729)	5,549	5,644	12,134	11,276
Amortization of intangible assets other than goodwill	354	355	698	594
Impairment of goodwill	—	—	1,894	—

Total operating expenses	9,299	10,328	21,608	20,548

Operating income (loss)	1,873	187	(373)	1,115
Interest (income) and other expenses, net	(297)	(133)	(502)	(94)

Income before income taxes	2,170	320	129	1,209
Provision (benefit) for income taxes	95	(8)	22	171

Net income	$2,075	$328	$107	$1,038

Net income per share – basic	$0.07	$0.01	$0.00	$0.03

Net income per share – diluted	$0.07	$0.01	$0.00	$0.03

Weighted average shares outstanding – basic	30,677	30,359	30,772	30,313
Weighted average shares outstanding – diluted	30,904	30,875	30,979	31,024

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Reconciliation of Net Income to Adjusted EBITDA
Net income	$2,075	$328	$107	$1,038
Interest	(220)	40	(446)	(31)
Taxes	95	(8)	22	171
Depreciation	505	802	1,052	1,581
Amortization	354	355	698	594

EBITDA	2,809	1,517	1,433	3,353
Share based compensation	963	1,061	3,022	2,417
Impairment of goodwill	—	—	1,894	—

Adjusted EBITDA	$3,772	$2,578	$6,349	$5,770

SPARK NETWORKS plc

SEGMENT RESULTS FROM OPERATIONS

(in thousands except subscriber information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net Revenues
JDate	$7,045	$6,988	$14,255	$13,984
AmericanSingles	3,621	6,006	7,909	12,349
Other Businesses	5,950	4,311	11,272	7,777

Total net revenues	$16,616	$17,305	$33,436	$34,110

Direct Marketing Expenses
JDate	$682	$824	$1,396	$1,620
AmericanSingles	1,693	2,934	4,764	6,294
Other Businesses	3,069	3,032	6,041	4,533

Total direct marketing expenses	$5,444	$6,790	$12,201	$12,447

Contribution
JDate	$6,363	$6,164	$12,859	$12,364
AmericanSingles	1,928	3,072	3,145	6,055
Other Businesses	2,881	1,279	5,231	3,244

Total contribution	$11,172	$10,515	$21,235	$21,663

Average Paying Subscribers
JDate	72,185	75,089	73,698	75,202
AmericanSingles	51,518	89,980	56,568	90,151
Other Businesses	96,591	74,296	95,536	69,649

Total average paying subscribers	220,294	239,365	225,802	235,002